Exhibit 99.1

        ITT Industries Announces CEO Succession Plan After Lou Giuliano
                  Discusses With Board His Intention to Retire

          Giuliano Will Remain President/CEO until Successor is Named, and as Chairman through Transition Period

                    Board Implements Search for President/CEO

     Board Affirms That Current Successful Business Strategy Will Continue,
                Citing Company's Strong Revenue and Profit Growth

    WHITE PLAINS, N.Y., Feb. 3 /PRNewswire-FirstCall/ -- The Board of Directors of ITT Industries, Inc. (NYSE: ITT) today announced that it has implemented a CEO succession plan after Louis J. Giuliano, currently Chairman, President and Chief Executive Officer, indicated his intention to retire in a series of discussions with the Board. A search committee of the Board has been formed and will begin an internal and external search for a new President and Chief Executive Officer. Under the company's succession plan, Giuliano will continue as Chairman, President and Chief Executive Officer until the Board has selected a successor. After that time, Giuliano has agreed to continue to serve as Chairman, helping to ensure a seamless transition for a period of time that will be decided by the Board.

    Giuliano indicated that his decision to relinquish his role as President and CEO stemmed from his desire to fulfill his personal goals. "In the past few years, I've become increasingly interested in devoting more of my time and attention to efforts that directly serve my faith," he said. "With ITT Industries performing strongly and on a path of steady growth, the Board and I agreed that this is the right time to begin a smooth transition to new executive leadership. During the transition, I will remain focused on moving the company forward, and assist the Board in the search for a new CEO."

    Speaking for the Board, Raymond LeBoeuf, who chairs the Nominating and Governance Committee of the Board and who will chair the Search Committee, said, "Lou is an outstanding CEO whose skillful, experienced leadership and sharp focus on operational excellence have made ITT Industries one of the best run and consistently successful global companies. During Lou's tenure, ITT has steadily built value for shareholders by delivering strong, balanced growth and profitability year after year. Lou has worked hard to develop a management team with a depth of talent throughout the organization, and he has demonstrated a personal sense of ethics and integrity that has set the tone for the entire organization. The strategy the company has implemented focuses on revenue and earnings growth through a strong management system, continuous process improvements and a steady stream of new products. The Board is committed to continuing that successful strategy."

    "I'm thankful to have had this opportunity over the last 15 years to work with an extraordinary team of men and women at ITT Industries," Giuliano said. "We've worked hard together toward our shared goal of making ITT Industries a premier multi-industry company. I'm grateful to everyone on the team who has contributed to our progress."

    LeBoeuf added, "It is a testament to Lou's leadership that he is committed to a smooth transition as he steps down as CEO. He has communicated to the Board his desire to achieve his personal goals, and we fully understand and respect his decision. With Lou's help, we are committed to identifying a highly-qualified, experienced executive to succeed him and take ITT Industries -- a great company with strong businesses, a world-class team and proven strategy -- to the next level of success."

    The company has retained Spencer Stuart to conduct a global search for a successor to Giuliano.

    Giuliano joined ITT Industries in 1988 and was named Chairman, President and CEO on March 1, 2001. From Oct. 1998 to Feb. 28, 2001 he was President and Chief Operating Officer of the company. Prior to that he was President and Chief Executive of ITT Industries' Defense and Electronics businesses and Senior Vice President of ITT Industries for eight years.

    The company will host a conference call starting at 5:00 p.m. today, February 3, to comment on today's announcement. The briefing can be monitored via telephone at +212-729-5000, and will be available for replay at 973-341-3080, PIN 4481762.


    About ITT Industries

    ITT Industries, Inc. (www.itt.com) supplies advanced technology products and services in key markets including: fluid and water management including water treatment; defense communication, opto-electronics, information technology and services, electronic interconnects and switches; and other specialty products. Headquartered in White Plains, NY, the company generated $5.63 billion in 2003 sales.

    In addition to the New York Stock Exchange, ITT Industries is traded on the Midwest, Pacific, Paris and Frankfurt exchanges.


    Certain material presented herein consists of forward-looking statements which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Such factors include general economic conditions, foreign currency exchange rates, competition and other factors all as more thoroughly set forth in Item 1. Business and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Industries, Inc. Form 10-K Annual Report for the fiscal year ended
December 31, 2002, and other of its filings with the Securities and Exchange Commission.



SOURCE  ITT Industries, Inc.
    -0-                             02/03/2004
    /CONTACT: Tom Glover of ITT Industries, Inc., +1-914-641-2160, or tom.glover@itt.com /
    /Web site:  http://www.itt.com /
    (ITT)

CO:  ITT Industries, Inc.
ST:  New York
IN:  CPR
SU:  PER CCA